Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

RLI CORP.

(a Delaware Corporation)

AND

RLI CORP.

(an Illinois Corporation)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 3, 2018 between RLI Corp., a Delaware corporation (“Merger Corp”), and RLI Corp., an Illinois corporation (“RLI”).

RECITALS

WHEREAS, Merger Corp is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, RLI is a corporation duly organized and existing under the laws of the State of Illinois; and

WHEREAS, the Board of Directors of RLI and the Board of Directors of Merger Corp deem it advisable and in the best interests of RLI and Merger Corp for RLI to merge with and into Merger Corp on the terms and subject to the conditions set forth herein (the “Merger”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

MERGER

1.1The Merger.  After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, and subject to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Illinois Business Corporation Act of 1983, as amended (the “ILBCA”), RLI shall be merged with and into Merger Corp, and Merger Corp shall file a Certificate of Merger (the “DE Certificate”) with the Secretary of State of the State of Delaware (the “DE SOS”) in accordance with the provisions of the DGCL, file Articles of Merger (the “IL Certificate” and, together with the DE Certificate, the “Merger Certificates”) with the Secretary of State of the State of Illinois (the “IL SOS”) in accordance with the provisions of the ILBCA and make all other filings or recordings required by Delaware or Illinois law in connection with the Merger.

1.2Effective Time.  The Merger shall become effective at 3:00 p.m. Central time on May 4, 2018 (the “Effective Time”).  At the Effective Time, the separate corporate existence of RLI shall cease and Merger Corp shall continue its corporate existence under the DGCL as the surviving corporation of the Merger (the “Surviving Corporation”).

1.3Conditions to the Merger.  The respective obligation of RLI and Merger Corp to consummate the Merger is subject to the satisfaction or waiver (to the extent permitted hereunder) of the following conditions:

(a)This Agreement shall have been adopted by the sole stockholder of Merger Corp in accordance with the requirements of the DGCL and the Certificate of Incorporation and the Bylaws of Merger Corp;

(b)This Agreement shall have been adopted by the shareholders of RLI in accordance with the requirements of the ILBCA, the Amended and Restated Articles of Incorporation and the By-laws of RLI.

1.4Transfer, Conveyance and Assumption.  At the Effective Time, Merger Corp shall continue in existence as the Surviving Corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of RLI, and all of the assets and property of whatever kind and character of RLI shall vest in Merger Corp, as the Surviving Corporation, without further action.  Thereafter, Merger Corp, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of RLI, and any claim or judgment against RLI may be enforced against Merger Corp, as the Surviving Corporation, in accordance with Section 259 of the DGCL and Section 11.50 of the ILBCA.

1.5Certificate of Incorporation; Bylaws.

(a)From and after the Effective Time, the Amended and Restated Certificate of Incorporation of Merger Corp immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

(b)From and after the Effective Date, the Bylaws of Merger Corp, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.6Directors and Officers of the Surviving Corporation.  The directors and officers of Merger Corp immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers of the Surviving Corporation.

ARTICLE II

CONVERSION OF SHARES

2.1Conversion of Stock.

(a)At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of capital stock of Merger Corp (the “Merger Corp Stock”) issued and outstanding immediately prior to the Effective Time, it being understood that all such shares are held by RLI, shall be automatically cancelled and cease to exist, and no consideration shall be issued in respect thereof.

(b)At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $1.00 per share, of RLI (the “RLI Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

2.2Stock Certificates.  From and after the Effective Time, the stock certificates, if any, representing shares of RLI Common Stock issued prior to the Effective Time shall, by virtue of the Merger, represent an equal number of shares of Surviving Corporation Common Stock and shall be so registered on the books and records of the Surviving Corporation or its transfer agents.  The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered as provided under this Section 2.2, have and be entitled to exercise any voting and other rights with respect to and receive any dividend and any other distributions upon the shares of the Surviving Corporation Common Stock represented by such outstanding certificate as provided above. Upon surrender of any such stock certificate, the Surviving Corporation shall issue a new certificate representing such shares of Surviving Corporation Common Stock.

2.3Stock Options, Restricted Stock Units and Other Derivative Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each (i) option to purchase shares of RLI Common Stock (each, an “Option”), (ii) restricted stock unit that may vest into shares of RLI Common Stock (each, an “RSU”) and (iii) any other derivative security exercisable, convertible or exchangeable for RLI Common Stock that is outstanding immediately prior to the Effective Time shall be automatically converted into one option to purchase, one restricted stock unit which may vest into or such other derivative security exercisable, convertible or exchangeable for, on the same terms and conditions as were applicable under such Option, RSU or other derivative security immediately prior to the Effective Time, an equal number of shares of Surviving Corporation Common Stock.  All terms and conditions of each Option, RSU or other derivative security shall otherwise remain unchanged.

2.4Shares of RLI Dissenting Shareholders.  Notwithstanding anything to the contrary contained herein, holders of RLI Common Stock that have complied with the requirements for perfecting dissenters’ rights under Section 11.70 of the ILBCA (such shares, the “Dissenting Shares”) shall not be converted into Surviving Corporation Common Stock as provided for in Section 2.1(b).  At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders thereof shall cease to have any rights with respect thereto, other than such rights as may be granted to them under Section 11.70 of the ILBCA.  If any holder of Dissenting Shares shall fail to perfect, or shall otherwise waive, withdraw or lose, its dissenters’ rights under the ILBCA, such that dissenters’ rights can no longer be legally perfected or exercised under the ILBCA with respect to such RLI Common Stock, then such holder’s shares shall no longer be deemed to be Dissenting Shares and shall be treated as if they had been converted automatically at the Effective Time into the right to receive Surviving Corporation Common Stock as provided for in Section 2.1(b).

ARTICLE III

EMPLOYEE BENEFIT PLANS

At the Effective Time, the Surviving Corporation hereby assumes all obligations of RLI under all of RLI’s employee benefit plans or arrangements of any type, including, but not limited to, plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, stock option plans, bonus plans or arrangements, incentive plans or arrangements, deferred compensation agreements or arrangements, executive compensation or supplemental income agreements, employee stock ownership plans, consulting agreements and employment agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1Representations and Warranties of Merger Corp.  Merger Corp hereby represents and warrants that it:

(a)is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

(b)is duly qualified to do business as a foreign person and is in good standing in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c)is not in violation of any provisions of its Certificate of Incorporation or its Bylaws; and

(d)has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the sole stockholder of Merger Corp in accordance with the DGCL, the Certificate of Incorporation of Merger Corp and the Bylaws of Merger Corp, to consummate the Merger and the other transactions contemplated hereby.

4.2Representations and Warranties of RLI.    RLI hereby represents and warrants that it:

(a)is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

(b)is duly qualified to do business as a foreign person and is in good standing in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c)is not in violation of any provisions of its Amended and Restated Articles of Incorporation or its By-laws; and

(d)has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the shareholders of RLI in accordance with the ILBCA, the Amended and Restated Articles of Incorporation of RLI and the By-laws of RLI, to consummate the Merger and the other transactions contemplated hereby.

ARTICLE V

TERMINATION

5.1Termination.  At any time prior to the filing of the Merger Certificates, this Agreement may be terminated and the Merger abandoned for any reason whatsoever by the Board of Directors of Merger Corp or the Board of Directors of RLI, notwithstanding the adoption of this Agreement by any or all of the sole stockholder of Merger Corp or the shareholders of RLI.

ARTICLE VI

FURTHER ASSURANCES

6.1Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance in law, or any other acts, are necessary or desirable to (i) vest, perfect or confirm in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of RLI acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, RLI, Merger Corp and each of their respective proper officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law, and to do all other acts necessary or proper, to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and to otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized, in the name of RLI, Merger Corp or otherwise, to take any and all such action.

ARTICLE VII

MISCELLANEOUS

7.1Amendment.  At any time prior to the filing of the Merger Certificates, this Agreement may be amended, modified or supplemented by the Board of Directors of Merger Corp and the Board of Directors of RLI, whether before or after the adoption of this Agreement by the sole stockholder of Merger Corp and/or the shareholders of RLI; provided, however, that after any such adoption, no amendment shall be made that by law requires the further approval by such stockholder of Merger Corp or such shareholders of RLI without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Merger Corp and RLI.

7.2No Waivers.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3Assignment; Third Party Beneficiaries.  Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto.

7.4Governing Law.  This Agreement shall in all respects be interpreted by, and construed, interpreted and enforced in accordance with and pursuant to, the laws of the State of Delaware.

7.5Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6Entire Agreement.  This Agreement and the documents referred to herein are intended by the parties hereto as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of such agreement, and there are no other agreements or understandings, written or oral, among the parties hereto, relating to the subject matter hereof.  This Agreement supersedes all prior agreements and understandings, written or oral, among the parties hereto with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first stated above.

,

RLI Corp., a Delaware Corporation

By:	/s/ Jonathan E. Michael
Name: Jonathan E. Michael
Title: President & Chief Executive Officer

RLI Corp., an Illinois Corporation

By:	/s/ Jonathan E. Michael
Name: Jonathan E. Michael
Title: President & Chief Executive Officer